Filed Pursuant to Rule 424(b)(5)

Registration No. 333-127168

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 15, 2005)

20,000,000 Shares

GlobalSantaFe Corporation

Ordinary Shares

We are issuing 20,000,000 ordinary shares to be sold in the offering. We have entered into an agreement with Kuwait Petroleum Corporation and its wholly owned subsidiary, SFIC Holdings (Cayman), Inc., to purchase an equal number of our ordinary shares from SFIC Holdings at a price per share equal to the net proceeds per share that we receive from this offering.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “GSF.” The last reported sales price of the ordinary shares on December 13, 2005 was $49.15 per share.

See “ Risk Factors” beginning on page S-3 of this prospectus supplement and on page 4 of the accompanying prospectus to read about factors you should consider before buying ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$49.00	$980,000,000

Underwriting discounts and commissions	$0.14	$2,800,000

Proceeds to us (before expenses)	$48.86	$977,200,000

Lehman Brothers Inc. expects to deliver the shares against payment in New York, New York on December 19, 2005.

LEHMAN BROTHERS

December 14, 2005

T ABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT

The terms “we,” “our,” “us” and “GlobalSantaFe” used herein refer to GlobalSantaFe Corporation and its subsidiaries unless otherwise indicated or as the context so requires.

We are not making, and no other person is authorized by us to make, any invitation to the public in the Cayman Islands to subscribe to securities.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ordinary shares. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the ordinary shares offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in our ordinary shares you should carefully read this prospectus supplement along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information or represent anything other than that provided in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. You must not rely on any unauthorized information or representations. We are not making an offer of the securities in the Cayman Islands or in any jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

We urge you to carefully consider the risks described beginning on page 4 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our ordinary shares.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $977.2 million, after deducting underwriting discounts and commissions, but before the estimated expenses of the offering. We intend to use the proceeds from our issuance of 20,000,000 ordinary shares to be sold in this offering to purchase an equal number of our ordinary shares from a wholly owned subsidiary of Kuwait Petroleum Corporation, at a price per share equal to the net proceeds per share that we receive from this offering. We will generally bear the expenses of the share repurchase transaction and of this offering, excluding underwriting discounts and commissions.

PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS

Our ordinary shares are listed on the New York Stock Exchange under the symbol “GSF.” The following table sets forth the high and low sales prices per share as reported on the New York Stock Exchange Composite Transactions tape and the cash dividends declared per ordinary share in the calendar periods indicated. Dividends are paid in the calendar quarter following declaration. Our payment of dividends in the future, if any, will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, cash requirements, future business prospects and other factors.

	High	Low	Cash Dividend Per Share
2003
First Quarter	$25.34	$19.76	$0.0375
Second Quarter	26.70	20.13	0.0375
Third Quarter	25.17	21.47	0.0500
Fourth Quarter	25.46	20.89	0.0500
2004
First Quarter	$30.69	$23.44	$0.0500
Second Quarter	28.94	24.03	0.0500
Third Quarter	31.75	24.53	0.0500
Fourth Quarter	33.20	27.22	0.0750
2005
First Quarter	$39.05	$31.95	$0.0750
Second Quarter	44.00	32.27	0.1500
Third Quarter	48.00	40.30	0.1500
Fourth Quarter (through December 13, 2005)	50.22	39.15	0.2250

There are currently no exchange control restrictions on remittances of dividends on the ordinary shares or on the conduct of our operations in the Cayman Islands, where we are incorporated.

ORDINARY SHARE OWNERSHIP OF KUWAIT PETROLEUM CORPORATION

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by Kuwait Petroleum Corporation. Beneficial ownership is calculated based on 244,237,282 of our ordinary shares outstanding as of December 12, 2005. The number of shares outstanding does not include an aggregate of 11,024,723 ordinary shares issuable upon the exercise of outstanding stock option and 4,376,710 ordinary shares reserved for future grants under our compensation plans. Because we will use the net proceeds from this offering to purchase an equal number of our ordinary shares, the number of shares outstanding will not be affected by these transactions.

	Shares to be Repurchased	Shares Owned Before Repurchase		Shares Owned After Repurchase
Name and Address		Number	Percent	Number	Percent
Kuwait Petroleum Corporation(1) P.O. Box 26565 13126 Safat, Kuwait	20,000,000	20,000,000	8.2%	—	—

(1)	These shares are owned by SFIC Holdings (Cayman), Inc., a wholly owned subsidiary of Kuwait Petroleum Corporation, which is in turn wholly owned by the State of Kuwait.

SHARE PURCHASE AGREEMENT AND RELATED MATTERS

We have entered into a Share Purchase Agreement with Kuwait Petroleum Corporation pursuant to which we will purchase at the closing of this offering 20,000,000 of our ordinary shares from its wholly owned subsidiary, SFIC Holdings (Cayman), Inc., at a price per share equal to the net proceeds per share that we receive from this offering. Under Cayman Islands law, upon the repurchase, those shares will be automatically cancelled, and be deemed authorized and unissued. Under the Share Purchase Agreement, we agreed to indemnify Kuwait Petroleum Corporation and SFIC Holdings against certain liabilities, including liabilities under the Securities Act of 1933.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences, as of the date of this document, of the acquisition, ownership and disposition of our ordinary shares by beneficial owners that purchase the shares in connection with this offering and hold the shares as capital assets. This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of all of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

•	a bank or financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person liable for alternative minimum tax;

•	a person that acquires the ordinary shares in compensatory transactions;

•	a person holding ordinary shares as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person owning, actually or constructively, 10% or more of our voting shares;

•	a United States expatriate or former long-term resident;

•	a United States holder (defined below) whose “functional currency” is not the United States dollar;

•	a regulated investment company; or

•	a real estate investment trust.

We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Considerations for United States Holders

The following is a summary of material United States federal income tax consequences that will apply to you if you are a United States holder of our ordinary shares. For purposes of this discussion, you will be a “United States holder” if you are:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions on Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, in general, you will be required to include in ordinary income the gross amount of any distribution on your ordinary shares to the extent that the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes (a “dividend”). These dividends will not be eligible for the dividends-received deduction, which is generally allowed to United States corporate shareholders on dividends received from corporations.

Subject to the discussion below, you may be eligible for the lower long-term capital gains rates (instead of ordinary income rates) on dividends paid in taxable years beginning before January 1, 2009. To be eligible for the reduced rate, our ordinary shares must be readily tradable on an established securities market in the United States (for example, the New York Stock Exchange), you must not be a corporation and you must have held the shares for the relevant holding period. The relevant holding period for ordinary shares is more than 60 days during the 121 day period beginning 60 days before the ex-dividend date. Periods during which the risk of loss has been diminished with respect to the shares or the United States holder is under an obligation to make related payments with respect to positions in substantially similar or related property do not count towards the required holding period.

Distributions in excess of our current and accumulated earnings and profits will be applied first to reduce your adjusted tax basis in the ordinary shares, and thereafter will constitute gain from the sale or other taxable disposition of your shares.

Except as indicated below, we expect that, for foreign tax credit limitation purposes, any dividends paid on our ordinary shares will be foreign source income and will be “passive income” or, for a taxable year of a shareholder beginning after December 31, 2006, “passive category income.” Under section 904 of the Internal Revenue Code, however, dividends paid by a foreign corporation of which United States persons own, directly or indirectly, at least 50% of the stock by vote or value may be treated as United States source income for foreign tax credit limitation purposes, to the extent that 10% or more of the foreign corporation’s earnings and profits (subject to specified adjustments) are attributable to sources within the United States. It is possible that a portion of any dividends paid by us could be treated as United States source income either under section 904 of the Internal Revenue Code or under certain other applicable source rules.

If you are an individual, estate or trust that is taxed at the lower long-term capital gains rates on dividends we pay, a portion of any dividend eligible for this lower rate will be treated as United States source income. You are advised to consult your tax advisor when determining the portion of any dividend that will be treated as United States source income.

Disposition of the Ordinary Shares

Subject to the passive foreign investment company rules and redemption rules discussed below, when you sell or otherwise dispose of your ordinary shares you generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized from the sale or disposition and your adjusted tax basis in such shares. In general, your adjusted tax basis in the ordinary shares will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. The gain or loss will generally be capital in nature. In the case of a noncorporate United States holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for the ordinary shares exceeds one year. The gain, if any, generally will be United States source gain. The deductibility of capital losses is subject to limitations. A redemption of our ordinary shares by us may be treated, depending upon the circumstances, as a sale or a dividend. You should consult your tax advisor regarding the application of these rules to your particular circumstances.

Regardless of your holding period for the ordinary shares disposed, if you receive a dividend from us qualifying for the lower long-term capital gains rates, such dividend constitutes an extraordinary dividend, and you subsequently recognize a loss on the sale or exchange of our stock, then the loss will be long-term capital loss to the extent of such extraordinary dividend. An “extraordinary dividend” for this purpose is a dividend in an amount (i) greater than or equal to 10% of your tax basis (or fair market value as of the day before the ex-dividend date) of the ordinary shares on which the dividend is received, aggregating dividends with ex-dividend dates within an 85-day period, or (ii) in excess of 20% of such tax basis (or fair market value as of the day before the ex-dividend date), aggregating dividends with ex-dividend dates within a period of 365 days.

Passive Foreign Investment Company Rules

Based upon estimates with respect to our income, assets and operations, we do not believe that, for United States federal income tax purposes, we are a passive foreign investment company, referred to in this discussion as a PFIC, and we do not anticipate becoming a PFIC in the foreseeable future. However, because the determination of PFIC status must be made on an annual basis, and will depend on the composition of our (and our subsidiaries’) income and assets, as well as the nature of our (and our subsidiaries’) activities, from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. Moreover, neither an opinion from counsel nor a ruling from the Internal Revenue Service will be obtained regarding whether we are a PFIC.

A foreign corporation is a PFIC, if either (1) at least 75% of its gross income for the taxable year is passive income, or (2) the average percentage of assets held by such corporation during the taxable year which produces passive income or which is held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock. In addition, special rules provide that for purposes of determining whether a foreign corporation is a PFIC, “qualified stock” held by certain domestic corporate subsidiaries of the foreign corporation is treated as an asset which does not produce passive income (and is not held for the production of passive income), and any amount included in gross income with respect to such stock is treated as non-passive income. We anticipate that the stock of certain of our indirect, domestic subsidiaries may constitute qualified stock.

The highly complex rules which apply to a PFIC are generally intended to end the ability under prior law of direct and indirect United States holders of the PFIC’s stock to defer United States federal income tax with respect to the earnings of the PFIC until distributions are received from the PFIC or the shares of the PFIC are sold. Classification of a foreign corporation as a PFIC can have various adverse United States federal income tax consequences to United States holders. These include taxation of gain on a sale or other disposition of the shares of the corporation (possibly including a disposition by way of gift or exchange in a corporate reorganization, or the grant of the stock as security for a loan) at ordinary income rates and imposition of an interest charge on such gain or on distributions with respect to the shares. Accordingly, if we are classified as a PFIC, such classification could change the tax consequences of the distributions and sales or exchanges described above. Moreover, a step-up in the tax basis of the stock of a PFIC may not be available upon the death of an individual United States holder.

If we should determine in the future that we are a PFIC, we will endeavor to so notify United States holders, although there can be no assurance that we will be able to do so in a timely and complete manner. You should consult your own tax advisors concerning the United States federal income tax consequences of holding our ordinary shares if we are considered a PFIC in any taxable year, including the advisability and availability of making a qualified electing fund election, mark-to-market election or other election that may alleviate the tax consequences referred to above.

Backup Withholding and Information Reporting

United States backup withholding (currently at a 28% rate) and information reporting requirements generally apply to certain payments to certain holders of stock.

Information reporting generally will apply to dividends on, and to proceeds from the sale or redemption of, ordinary shares paid to you within the United States or through United States-related financial intermediaries (unless you are an “exempt recipient,” which includes certain corporations and other persons). A payor will be required to withhold at the then applicable rate on dividends on, or proceeds from the sale or redemption of, ordinary shares paid to you within the United States or through a United States-related financial intermediary, unless you are an exempt recipient or you furnish your correct taxpayer identification number and otherwise comply with, or establish an exemption from, these backup withholding tax requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Considerations for Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States holder of our ordinary shares. A “non-United States holder” is any beneficial owner of our ordinary shares other than a United States holder or a partnership.

Distributions on Our Ordinary Shares

You generally will not be subject to United States federal income tax on dividends received on your ordinary shares, unless the dividends are effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by you in the United States.

Dispositions of the Ordinary Shares

You generally will not be subject to United States federal income tax on the disposition of ordinary shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by you in the United States; or

•	you are an individual that is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Backup Withholding and Information Reporting

In general, information reporting and backup withholding will not apply to payments of dividends that we make to you although you may have to comply with certain certification requirements to establish that you are not a United States person.

Payment of the proceeds from the disposition of ordinary shares effected at a United States office of a broker generally will not be subject to information reporting or backup withholding if the payor or broker does not have actual knowledge or reason to know that you are a United States person and you comply with certain certification requirements to establish that you are not a United States person.

Payment of the proceeds from the disposition of ordinary shares effected at the foreign office of a broker generally will not be subject to information reporting or backup withholding provided that such broker is not for United States federal income tax purposes (1) a United States person, (2) a controlled foreign corporation, (3) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (4) a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States. If you receive payments of such amounts outside the United States from a foreign office of any other broker, the payment will not be subject to backup withholding, but will be subject to information reporting requirements unless (1) you are the beneficial owner and the broker has documentary evidence in its records that you are not a United States person and certain other conditions are met or (2) you otherwise establish an exemption, and provided that the broker does not have actual knowledge that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CAYMAN ISLANDS TAX CONSIDERATIONS

This discussion, insofar as it consists of conclusions of law, sets forth the opinion of Maples and Calder with respect to material Cayman Islands tax consequences with respect to the ordinary shares. There is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands company or its shareholders. We have obtained an undertaking from the governor-in-council of the Cayman Islands under the Tax Concession Law (1999 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax on profits or income, or gains or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not apply to us or to any of our operations or our shares, debentures or other obligations for a period of twenty years from February 13, 1990. By virtue of the Tax Concession Law (1999 Revision) the undertaking dated February 13, 1990 is binding and enforceable against the Government of the Cayman Islands at the suit of GlobalSantaFe Corporation. However, as a matter of Cayman Islands constitutional law, it is possible for the legislature to repeal the Tax Concession Law (1999 Revision) and enact new legislation, the effect of which might be to impose taxes upon GlobalSantaFe Corporation. As a matter of established Cayman Islands constitutional convention, any new legislation should not have retrospective effect. Therefore, under present law, there will be no Cayman Islands tax consequences with respect to distributions in respect to the ordinary shares.

The foregoing discussions are intended only as a summary and do not purport to be a complete analyses or listings of all potential tax effects relevant to a decision whether to invest in our ordinary shares. Potential investors are urged to consult their tax advisors concerning the United States federal, state and local, Cayman Islands, and other non-United States tax consequences of such investment to them.

UNDERWRITING

Under the terms of an underwriting agreement, Lehman Brothers Inc., as the underwriter in this offering, has agreed to purchase from GlobalSantaFe 20,000,000 ordinary shares being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the shares being offered.

The underwriting agreement provides that the underwriter’s obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the ordinary shares offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the ordinary shares.

Per share	$0.14
Total	$2,800,000

The underwriter has advised us that it proposes to offer the ordinary shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $250,000 (exclusive of underwriting discounts and commissions).

Lock-Up Agreement

GlobalSantaFe has agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares without the prior written consent of the underwriter, or publicly disclose the intention to make any such offer, sale, pledge or disposition, for a period of 90 days from the date of this prospectus supplement. This restriction does not apply to grants by GlobalSantaFe of employee or director stock options, stock appreciation rights or restricted stock grants pursuant to existing plans, issuances by GlobalSantaFe of ordinary shares pursuant to the exercise of such options or the exercise of any convertible security, warrants or other stock options currently outstanding or issuable under GlobalSantaFe’s savings plan, or the filing of a registration statement on Form S-8 with the Commission by GlobalSantaFe or the filing of a universal shelf registration statement on Form S-3 with the Commission by GlobalSantaFe, provided that in the case of a universal shelf registration statement on Form S-3, no ordinary shares or any securities convertible into, or exercisable or exchangeable for ordinary shares shall be issued, sold or otherwise disposed of thereunder for a period of 90 days from the date of this prospectus supplement without the prior written consent of the underwriter. This restriction shall also not apply to the issuance by GlobalSantaFe of up to 1,000,000 ordinary shares in connection with acquisition transactions, provided that the person or entity acquiring such ordinary shares agrees to be bound by the terms of the restriction to the same extent as if they were a party thereto.

Indemnification

GlobalSantaFe has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Stabilization and Short Positions

In connection with the offering, the underwriter may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering in accordance with Regulation M under the Exchange Act.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ordinary shares and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Matters

GlobalSantaFe is not making, and no other person is authorized to make, any invitation to the public in the Cayman Islands to subscribe to securities.

The underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

The ordinary shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The ordinary shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the ordinary shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the ordinary shares to the public in Singapore.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the ordinary shares offered under this prospectus supplement will be passed upon for us by Maples and Calder, Cayman Islands. Certain legal matters in connection with the ordinary shares offered under this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the ordinary shares offered under this prospectus supplement will be passed upon for the underwriter by Andrews Kurth LLP. Neither Baker Botts L.L.P. nor Andrews Kurth LLP is passing on any matters of Cayman Islands law and both are relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K of GlobalSantaFe Corporation for the year ended December 31, 2004, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our proved oil and natural gas reserves in the United States was prepared by Netherland, Sewell and Associates, Inc., and has been incorporated by reference in the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report. In addition, certain information with respect to our proved oil and natural gas reserves in the United Kingdom was prepared by the firm of DeGolyer and MacNaughton, and has been incorporated by reference in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited consolidated financial information of GlobalSantaFe Corporation for the three-month periods ended March 31, 2005 and 2004, the three-month and six-month periods ended June 30, 2005 and 2004 and the three-month and nine-month periods ended September 30, 2005 and 2004, incorporated by reference in the accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2005, August 2, 2005 and November 3, 2005 incorporated by reference therein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Prospectus

$1,000,000,000

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

Preference Shares

Depositary Shares

Warrants

Securities Purchase Contracts and Units

We will provide the specific terms of the securities in supplements to this prospectus. We urge you to read this prospectus and any supplement carefully before you invest. GlobalSantaFe Corporation’s ordinary shares are traded on the New York Stock Exchange under the trading symbol “GSF.”

Investing in the securities involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2005.

We are not making, and no other person is authorized by us to make, any invitation to the public in the Cayman Islands to subscribe to securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

GlobalSantaFe files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that GlobalSantaFe files at the public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from GlobalSantaFe’s web site at http://www.globalsantafe.com. However, the other information on GlobalSantaFe’s web site does not constitute a part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our ordinary shares are listed.

In this document, GlobalSantaFe “incorporates by reference” the information it files with the SEC, which means that GlobalSantaFe can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. GlobalSantaFe incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all of the offered securities are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the Annual Report on Form 10-K/A filed on April 8, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	Current Reports on Form 8-K filed on January 28, 2005, March 2, 2005, April 18, 2005, May 5, 2005 (excluding Current Report on Form 8-K setting forth Item 2.02 and 9.01 furnished information), May 25, 2005, June 8, 2005, as amended by the Current Report on Form 8-K/A filed on July 26, 2005, and June 24, 2005; and

•	The description of the Ordinary Shares, under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Amendment No. 1 to Registration Statement on Form 8-A filed with the Commission on May 2, 2003, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

You may request a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus (excluding exhibits), without charge, by written or oral request directed to us at the following address and telephone number:

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079

Telephone: (281) 925-6000

Attention: Secretary

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell the securities or soliciting an offer to buy the securities in the Cayman Islands or in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT GLOBALSANTAFE

We are an offshore oil and gas drilling contractor, owning or operating an active fleet of 61 marine drilling rigs, including 45 cantilevered jackup rigs, 13 semisubmersibles and three drillships. We operate two of the semisubmersible rigs for third parties under a joint venture agreement. We provide oil and gas contract drilling services to the oil and gas industry worldwide on a daily rate (“dayrate”) basis. We also provide oil and gas drilling management services on either a dayrate or completed-project, fixed-price (“turnkey”) basis, as well as drilling engineering and drilling project management services, and we participate in oil and gas exploration and production activities.

On May 21, 2004, we completed the sale of our land drilling fleet and related support equipment to Precision Drilling Corporation for a total sales price of $316.5 million in an all-cash transaction. Our land drilling fleet consisted of 31 rigs, 12 of which were located in Kuwait, eight in Venezuela, four in Saudi Arabia, four in Egypt and three in Oman.

On November 20, 2001, Santa Fe International Corporation and Global Marine Inc. consummated their business combination with the merger of an indirect wholly owned subsidiary of Santa Fe International with and into Global Marine, with Global Marine surviving the merger as a wholly-owned subsidiary of Santa Fe International. In connection with the merger, Santa Fe International was renamed GlobalSantaFe Corporation.

GlobalSantaFe is a Cayman Islands company with principal executive offices located at 15375 Memorial Drive, Houston, Texas 77079 (Telephone: (281) 925-6000).

RISK FACTORS

We urge you to carefully consider the risks described below as well as the other information we have provided in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

A material or extended decline in expenditures by the oil and gas industry, due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors, could significantly reduce our revenue and income.

Our business depends on the level of offshore oil and natural gas exploration, development and production activity in markets worldwide. Prices and demand for oil and natural gas, and market expectations of potential changes in demand and prices, significantly affect this level of activity. Worldwide military, political and economic events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Numerous factors may affect oil and natural gas prices and, accordingly, the level of demand for our services, including:

•	worldwide demand for oil and natural gas;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

•	the level of production by non-OPEC countries;

•	changes in supply and demand resulting from the development of liquefied natural gas markets;

•	the worldwide military or political environment, including uncertainty or instability resulting from the situation in Iraq or other armed hostilities in the Middle East or other geographic areas in which we operate, or further acts of terrorism in the United States or elsewhere;

•	labor, political or other disruptions that limit exploration, development and production in oil-producing countries;

•	domestic and foreign tax policy;

•	laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions;

•	advances in exploration and development technology that may affect the marketability of our rigs; and

•	further consolidation of our customer base.

Depending on the market prices of oil and natural gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any reduction in the demand for drilling services may materially erode dayrates and utilization rates for our rigs and adversely affect our financial results.

The intense price competition and cyclicality of the drilling industry, which is marked by periods of low demand, excess rig availability and low dayrates, could have a material adverse effect on our revenues and profitability.

The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with numerous offshore drilling contractors, one of which is larger and has greater resources than us. Further, our business is subject to the risks associated with having a limited number of customers for our services.

We may be required to idle rigs or to enter into lower dayrate contracts in response to market conditions in the future. The industry in which we operate historically has been cyclical, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. During prior periods of high utilization and dayrates, industry participants have increased the supply of rigs by ordering the construction of new units. This has often created an oversupply of drilling units and has caused a decline in utilization and dayrates when the rigs enter the market, sometimes for extended periods of time as rigs were absorbed into the active fleet. Orders for construction of as many as 42 jackup rigs have been announced with delivery dates ranging from 2005 to 2009. Most of these units are cantilevered units capable of drilling in water depths in the 300 to 400 foot range, and are considered to be premium units. In the ultra deepwater sector, there have been announcements of as many as eight new high-specification semisubmersible rigs, one ultra-deepwater drillship and the upgrade of as many as three other semisubmersibles to ultra deepwater units, with delivery forecast to occur from the third quarter of 2006 through 2009. A number of the contracts for units currently under construction provide for options for the construction of additional units and we believe further new construction announcements are likely for all classes of rigs pursuant to the exercise of one or more of these options and otherwise. In addition, we expect that a number of our competitors’ jackups and mid-water depth semisubmersibles that are currently “cold-stacked” (i.e. minimally crewed with little or no scheduled maintenance being performed) will continue to reenter the market. The entry into service of newly constructed, upgraded or reactivated units will increase supply and could curtail a further strengthening of dayrates, or reduce them, in the affected markets or result in a softening of the affected markets as rigs are absorbed into the active fleet. Any further increase in construction of new drilling units may exacerbate the negative impacts on utilization and dayrates. Lower utilization and dayrates in one or more of the regions in which we operate could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs or our goodwill balance if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these assets may not be recoverable.

Continuing world tensions, including as the result of wars, other armed conflicts and terrorist attacks, could have a material adverse effect on our business.

Continuing world tensions, including those relating to Iraq and North Korea, as well as terrorist attacks in various locations and related unrest, have significantly increased worldwide political and economic instability, including as it relates to the exploration and production of oil and gas. The continuation or escalation of existing armed hostilities or the outbreak of additional armed hostilities as a consequence of further acts of terrorism or otherwise, could cause a downturn in the economies of the United States and other countries. A lower level of economic activity could result in a decline in energy consumption or an increase in the volatility of energy prices, either of which could adversely affect dayrates or utilization, and accordingly our results of operations and future prospects. In addition, our operations in the Middle East could be directly adversely affected by post-war conditions in Iraq to the extent armed hostilities, acts of terrorism or other unrest persist. Acts of terrorism and threats of armed conflicts elsewhere in the Middle East and in or around various other areas in which we operate, such as Southeast Asia and West Africa, could also directly limit or disrupt our markets and operations through the evacuation of personnel, cancellation of drilling contracts or the loss of personnel or assets. Accordingly, our business could be materially adversely affected by the continuation of existing armed conflicts or future armed conflicts or acts of terrorism and any resulting instability, either as a result of the adverse effect of these events on the oil and gas industry or the direct impacts on our operations and assets.

Terrorism and world tensions have also caused instability in some of the world’s insurance and financial markets. Immediately following the events of September 11, 2001, our war risk and terrorist insurance underwriters canceled those coverages in accordance with the terms of the policies and would only reinstate them for significantly higher premiums. We have reinstated and currently maintain war and terrorism coverage for physical damage to our entire fleet. Such war and terrorism coverage is generally cancelable by underwriters on forty-eight hours’ notice, and, accordingly, following any future acts of terrorism or armed conflicts in and around the various areas in which we operate, underwriters could cancel this coverage completely or cancel and then offer to reinstate on terms that may not be acceptable to us. We may not have insurance to cover any or all of our liabilities to our personnel for death or injury caused by terrorist acts. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries, including oil-producing countries such as Iran. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future.

A competitor holds patents that could prevent the use of certain aspects of the dual-drilling capabilities of our ultra-deepwater semisubmersibles, which could restrict our ability to market these rigs or reduce the level of revenues that these rigs could generate.

A competitor holds patents in the U.S. and many other jurisdictions regarding the drilling structure and the dual drilling activity method associated with dual drilling activity. We and two of our subsidiaries are defendants in an action in the U.S. which seeks damages and an injunction preventing the use by us of the dual drilling activity structure and method in the U.S. If granted, this injunction would preclude the use of certain of the dual drilling capabilities in U.S. waters of the GSF Development Driller I and the GSF Development Driller II, which could reduce the marketability of the rigs, reduce the dayrate under their current contracts and restrict the dayrate they might otherwise earn in the future. The competitor has patents in most other jurisdictions in which we might choose to market the two semisubmersibles and, if it brought and was successful in similar actions in those jurisdictions, it could restrict our ability to use the dual drilling activity structure and method in those jurisdictions as well. We believe that the lawsuit is without merit and intend to vigorously defend it. We do not expect that the matter will have a material adverse effect on our business or financial position, results of operations or cash flows.

Certain of our subsidiaries are subject to litigation that, if resolved adversely and not sufficiently insured against, could have an adverse effect.

One of our subsidiaries filed suit in February 2004 against its insurance underwriters seeking a declaration as to its rights to insurance coverage and the proper allocation among its insurers of liability for claims payments in order to assist in the future management and disposition of certain claims described below. The subsidiary is continuing to receive payment from its insurers for claim settlements and legal costs, and expects to continue to receive such payments during the pendency of this action.

The insurance coverage in question relates to lawsuits filed against the subsidiary arising out of its involvement in the design, construction and refurbishment of major industrial complexes. The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in the litigation and funds received from the cancellation of certain insurance policies. The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging personal injury as a result of exposure to asbestos. The subsidiary has been named as a defendant in approximately 4,640 lawsuits, the first of which was filed in 1990, and a substantial number of which are currently pending. Approximately $31 million has been expended to resolve claims with the subsidiary having expended $4 million of that amount due to insurance deductible obligations, all of which have now been satisfied. Insurers have funded the balance of the settlement costs and all legal costs associated therewith. The subsidiary continues to be named as a defendant in additional lawsuits and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases. However, the subsidiary has in excess of $1 billion in insurance limits. Although not all of that will be available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient insurance available to respond to these claims. We do not believe that these claims will have any material impact on our consolidated financial position, results of operations or cash flows.

The same subsidiary has also been a defendant in a lawsuit filed against it by the owner of a refinery constructed by the subsidiary. The lawsuit arises out of claims alleging personal injury caused by exposure to asbestos at the refinery. The refinery owner has alleged that the subsidiary is required to defend and indemnify it pursuant to the terms of contracts entered into for the construction of the refinery. On March 24, 2005 the refinery owner filed a motion requesting permission from the court to add GlobalSantaFe Corporation as a defendant in the pending litigation. The plaintiff intends to attempt to establish liability against GlobalSantaFe Corporation as the alter ego of, and successor in interest to, its subsidiary and on the basis of a fraudulent conveyance of the subsidiary’s assets, and seeks to pierce the corporate veil between the subsidiary and GlobalSantaFe Corporation. We believe that the allegations of the lawsuit are without merit and intend to vigorously defend against the lawsuit, but cannot provide any assurance as to its ultimate outcome.

In August 2004, certain of our subsidiaries were named as defendants in six lawsuits filed in Mississippi, alleging that certain individuals aboard our offshore drilling rigs had been exposed to asbestos. These six lawsuits are part of a group of twenty-three lawsuits filed on behalf of approximately 800 plaintiffs against a large number of defendants, most of whom are not affiliated with us. Our subsidiaries have not been named as defendants in any of the other seventeen lawsuits. The lawsuits assert claims based on theories of unseaworthiness, negligence, strict liability and our subsidiaries’ status as Jones Act employers; and seek unspecified compensatory and punitive damages. In general, the defendants are alleged to have manufactured, distributed or utilized products containing asbestos. In the case of our named subsidiaries and that of several other offshore drilling companies named as defendants, the lawsuits allege those defendants allowed such products to be utilized aboard offshore drillings rigs. We have not been provided with sufficient information to determine the number of plaintiffs who claim to have been exposed to asbestos aboard our rigs, whether they were employees nor their period of employment, the period of their alleged exposure to asbestos, nor their medical condition. Accordingly, we are unable to estimate our potential exposure to these lawsuits. We historically have maintained insurance which we believe will be available to address any liability arising from these claims. We intend to defend these lawsuits vigorously, but we cannot provide any assurance as to their ultimate outcome or the sufficiency of our insurance coverage.

On July 11, 2005, one of our subsidiaries was served with a lawsuit filed on behalf of three landowners in Louisiana. The lawsuit names nineteen other defendants, all of whom are alleged to have contaminated the plaintiffs’ property with naturally occurring radioactive material, produced water, drilling fluids, chlorides, hydrocarbons, heavy metals and other contaminants as a result of oil and gas exploration activities. The lawsuit specifies sixty-five wells drilled on the property in question beginning in 1939, and alleges that our subsidiary was the operator or non-operating partner in thirteen of the wells during certain periods of time. The plaintiffs allege that the defendants are liable on the basis of strict liability, breach of contract, breach of the mineral leases, negligence, nuisance, trespass, improper handling of toxic or hazardous substances, that their storage and disposal of toxic and hazardous substances constituted an ultra hazardous activity, and for the violation of various state statutes. The lawsuit seeks unspecified amounts of compensatory and punitive damages, payment of funds sufficient to conduct an environmental assessment of the property in question, damages for diminution of property value and injunctive relief requiring that defendants restore the property to its prior condition and prevent the migration of toxic and hazardous substances. We do not have sufficient information at this time to form an opinion as to the merits of the lawsuit or its potential liability, if any, but intend to vigorously defend against the lawsuit.

Turnkey drilling operations are contingent on our ability to win bids and on rig availability, and the failure to win bids or obtain rigs for any reason may have an adverse effect on our financial results.

Our results of operations from our drilling management services segment may be limited by our ability to obtain and successfully perform turnkey drilling contracts based on competitive bids, as well as other factors. Our ability to obtain turnkey drilling contracts will largely depend on the number of these contracts available for bid, which in turn will be influenced by market prices for oil and natural gas, among other factors. Furthermore, our ability to enter into turnkey drilling contracts may be constrained from time to time by the availability of GlobalSantaFe or third-party drilling rigs, the ability to hire rigs at acceptable rates and our ability to find and retain qualified personnel. Accordingly, results of our drilling management service operations may vary widely from quarter to quarter and from year to year.

Turnkey drilling operations expose us to additional risks, which could adversely affect our profitability, because we assume the risk for operational problems and the contracts are on a fixed-price basis.

We enter into a significant number of turnkey contracts each year. Our compensation under turnkey contracts depends on whether we successfully drill to a specified depth or, under some of our contracts, complete the well. Unlike dayrate contracts, where ultimate control is exercised by the operator, we are exposed to additional risks when serving as a turnkey drilling contractor because we make all critical decisions. Under a turnkey contract, the amount of our compensation is fixed at the amount we bid to drill the well. Thus, we are not paid if operational problems prevent performance unless we choose to drill a new well at our own expense. Further, we must absorb the loss if unforeseen problems arise that cause the cost of performance to exceed the turnkey price. By contrast, in a dayrate contract, the customer generally retains these risks. The cost of contingencies could exceed revenues earned under the turnkey contracts. We are not insured against all of these risks associated with turnkey drilling operations.

Failure to obtain and retain key personnel could impede operations.

We require highly skilled personnel to operate and provide technical services and support for our business. Competition for the skilled and other labor required for deepwater and other drilling operations, including for our turnkey drilling and drilling management services business, intensifies as the number of rigs activated or added to worldwide fleets or under construction increases. In periods of high utilization, such as the current period, we have found it more difficult to find and retain qualified individuals. We have recently experienced tightening in the relevant labor markets, and if that trend continues, the possibility exists that competition for skilled and other labor for deepwater and other operations could limit our results of operations.

We rely heavily on a small number of customers, and the loss of a significant customer could have an adverse impact on our financial results.

Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. Total and its affiliated companies provided approximately 11% of our consolidated revenues in 2004. Our five next largest customers for 2004 (ExxonMobil, Chevron, BP, BHP and AGIP), none of whom individually represented more than 10% of revenues, accounted in the aggregate for approximately 31% of our 2004 consolidated revenues. Total and ExxonMobil each provided approximately 12% of our consolidated revenues in 2003. Our five next largest customers for 2003 (Chevron, BP, BG, BHP and AGIP), none of whom individually represented more than 10% of revenues, accounted in the aggregate for approximately 27% of our 2003 consolidated revenues. Our results of operations could be materially adversely affected if any of our major customers terminates its contracts with us, fails to renew its existing contracts or refuses to award new contracts to us.

Our drilling management services business is also subject to the usual risks associated with having a limited number of customers for its services. Two customers each accounted for more than 10% of drilling management services revenues in 2004: William G. Helis Company, LLC provided 11.4% of drilling management services revenues, and Lundin Britain Limited provided 10.7% of drilling management services revenues. Our five next largest drilling management services customers, none of whom individually represented more than 10% of drilling management services revenues, accounted in the aggregate for approximately 26% of drilling management services revenues for 2004. One customer, BG Group, accounted for 18.7% of drilling management services revenues in 2003, substantially all of which were reimbursable revenues, for project management operations in the North Sea. Reimbursable revenues represent reimbursements received from the client for certain out-of-pocket expenses and have little or no effect on operating income. Our five next largest drilling management services customers, none of whom individually represented more than 10% of drilling management services revenues, accounted in the aggregate for approximately 27% of drilling management services revenues for 2003.

We may suffer losses if our customers terminate or seek to renegotiate their contracts.

Certain of our contracts with customers may be cancelable upon specified notice at the option of the customer. Other contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer for poor performance in the event of total loss of the drilling rig, if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues, results of operations and cash flow may be adversely affected by customers’ early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.

Rig upgrade, refurbishment and construction projects are subject to risks including delays and cost overruns, which could have a material adverse impact on our results of operations.

We may make major upgrade and refurbishment expenditures for our fleet. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of materials or skilled labor;

•	unforeseen engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	financial or operating difficulties of the shipyard upgrading, refurbishing or constructing the rig;

•	adverse weather conditions;

•	unanticipated cost increases; and

•	inability to obtain any of the requisite permits or approvals.

Significant cost overruns or delays could materially and adversely affect our financial condition and results of operations.

Additionally, new, refurbished or upgraded rigs may face complications following completion of construction work. We recently discovered a defect in the thruster nozzles on our two new ultra-deepwater semisubmersibles, the GSF Development Driller I and the GSF Development Driller II, which caused damage to the nozzles. Based on our preliminary assessment, we expect that the correction of the defect could delay the start of the initial drilling contracts to September of 2005 for the GSF Development Driller II and to October of 2005 for the GSF Development Driller I, which will have an adverse impact on our results of operations. The delay could be longer if the magnitude of the defect is greater than that expected based on our preliminary assessment or if the remediation is delayed by supply shortages, unforeseen engineering issues, adverse weather conditions or other complications. We currently expect that the cost of corrections to the equipment, exclusive of continued capitalized interest, will be approximately $45 million and will be added to the capitalized costs of the rigs to the extent not recovered from the manufacturer or insurance underwriters. We could also encounter further unexpected difficulties or complications in the initial use of these rigs or of other rigs in the future that could result in additional downtime or the cancellation of drilling contracts. In addition, our two new semisubmersibles will employ advancements in technology that may lead to certain difficulties, both operational and legal, as to our use of this technology. Our inability to use this technology, or to use it efficiently, could result in additional downtime or the cancellation of a contract, or could render these rigs less competitive in the marketplace.

Our business involves numerous operating hazards and we are not fully insured against all of them; the occurrence of an uninsured or unidentified event could have a material adverse effect on our results of operations and financial condition.

Our operations are subject to the usual hazards incident to the drilling of oil and natural gas wells, including blowouts, explosions, oil spills and fires. Our activities are also subject to hazards peculiar to marine operations, such as collision, grounding, and damage or loss from severe weather.

All of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We insure against, or have indemnification from customers for some, but not all, of these risks. We insure only a small percentage of our fleet against loss of revenue for rigs that are damaged. Our insurance contains various deductibles and limitations on coverage and deductibles. In light of the current volatility in the insurance markets and recent significant increases in rates, we may elect to change our insurance coverage, including by increasing deductibles, retentions and other limitations on coverage. Changes in coverage such as those would effectively increase the amount of risk against which we are not insured.

As a result of poor underwriting results suffered by the insurance industry over the past few years and the catastrophic events of September 11, 2001, we have been faced with the prospect of paying significantly higher insurance premiums and/or significantly increasing our deductibles in order to offset or mitigate premium increases. Our deductible for insurance for rig physical damage is $10 million per occurrence, subject to a $20 million aggregate deductible and a $10 million per occurrence deductible for liability claims. We may face increases in premiums or deductibles or both in the future.

The occurrence of a significant event, including terrorist acts, war, civil disturbances, pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We may not be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks.

Our international operations involve additional risks not generally associated with domestic operations, which could have a material adverse effect on our operations or financial results.

Risks associated with our international operations, any of which could limit or disrupt our markets or operations, include heightened risks of:

•	terrorist acts, war and civil disturbances;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	foreign taxation, including changes in law or interpretation of existing law;

•	assaults on property or personnel;

•	changing political conditions;

•	foreign and domestic monetary policies; and

•	travel limitations or operational problems caused by public health threats such as Severe Acute Respiratory Syndrome (SARS).

Additionally, our ability to compete in the international drilling market may be adversely affected by non- U.S. governmental regulations favoring or requiring the awarding of drilling contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign governmental regulations, which may in the future become applicable to the oil and natural gas industry, could reduce demand for our services, or such regulations could directly affect our ability to compete for customers or significantly increase our costs.

Due to our structure and extensive foreign operations, our effective tax rate is based on the provisions of numerous tax treaties, conventions and agreements between various countries and taxing jurisdictions, as well as the tax laws of many jurisdictions. Changes in one or more of these tax regimes or changes in the interpretation of existing laws in these regimes could also have a material adverse effect on us.

Public health threats could have a material adverse effect on our international operations and our financial results.

Public health threats, such as SARS, a highly communicable disease, outbreaks of which occurred early in 2003 in Southeast Asia and other parts of the world in which we operate could adversely impact the global economy, the worldwide demand for oil and natural gas and the level of demand for our services. The SARS outbreak early in 2003 was most severe in Southeast Asia where we conduct operations and maintain offices (in Indonesia, Malaysia, Singapore, Thailand and Vietnam) and SARS-related travel restrictions and quarantines posed some interference with our operations. Any quarantine of personnel or inability to access our offices or rigs could adversely affect our operations. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by public health threats in the future, may materially impact operations and adversely affect our financial results.

We may suffer losses as a result of foreign exchange restrictions, foreign currency fluctuations and limitations on the ability to repatriate income or capital to the U.S.

A majority of our international drilling and services contracts are partially payable in local currency in amounts that are generally intended to approximate our estimated local operating costs, with the balance of the payments under the contract payable in U.S. dollars (except in Malaysia, where we will likely be paid entirely in local currency). In certain jurisdictions, including Egypt and Nigeria, regulations exist which determine the amounts payable in local currency. Those amounts can exceed the local currency costs being incurred; leading to accumulations of excess local currency which in certain instances can be subject to either temporary blocking or difficulties in converting to U.S. dollars. To the extent that our revenues and assets denominated in local currency do not equal our local operating expenses and liabilities, or during periods of idle time when no revenue is earned, we are exposed to currency exchange transaction losses, which could materially and adversely affect our results of operations and financial condition. We incurred foreign currency exchange losses totaling approximately $6.1 million in 2004. Our foreign currency exchange gains and losses were immaterial for 2003 and 2002. Although we have not historically entered into financial hedging arrangements to manage risks relating to fluctuations in currency exchange rates, we may enter into such transactions in the future.

Laws and governmental regulations may add to costs or limit drilling activity.

Our business is affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The drilling industry is dependent on demand for services from the oil and natural gas exploration and production industry and, accordingly, we are directly affected by the adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental and other policy reasons. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

Governments in some non-U.S. countries have become increasingly active in regulating and controlling the ownership of concessions, companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in these countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

We are subject to changes in tax laws.

We are a Cayman Islands company and we operate through our various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties, and regulations in and between countries in which we operate, including treaties between the U.S. and other nations. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A material change in these tax laws, treaties or regulations, including those in and involving the U.S., could result in a higher effective tax rate on our worldwide earnings.

Proposed legislation has been introduced in the U.S. Congress that would limit the deductibility of certain interest expense on related-party indebtedness. No such provision was included in the American Jobs Creation Act of 2004, which was passed on October 22, 2004. However, such a proposal has been included in the President’s fiscal year 2006 budget proposals. Should that proposal become law our U.S. tax expense could increase significantly.

Our income tax returns are subject to review and examination in various countries. We are currently under review in various countries and some of those countries have issued proposed adjustments to our tax returns. While we have agreed to certain adjustments in some of the countries, we believe that our tax returns are materially correct as filed and we will defend ourselves against any adjustments that we determine to be unwarranted. We cannot rule out the possibility that we may not prevail in all cases, nor can we provide any assurance as to the final outcome of any future assessments. However, we do not believe that the ultimate resolution of these outstanding assessments will have a material adverse affect on our financial position, results of operations and cash flows.

We may be limited in our use of net operating losses.

Our ability to realize the benefit of our deferred tax assets requires that we achieve certain future earnings levels prior to the expiration of our net operating loss (“NOL”) carryforwards. We have established a valuation allowance against the future tax benefit of a portion of our NOL carryforwards and could be required to record an additional valuation allowance if market conditions change materially and future earnings are, or are projected to be, significantly different from our current estimates. Our NOL carryforwards are subject to review and potential disallowance upon audit by the tax authorities in the jurisdictions where the loss was incurred.

As of December 31, 2004, we had approximately $452 million of NOL carryforwards for U.S. federal income tax purposes. These NOL carryforwards include NOL carryforwards of Global Marine relating to periods prior to the merger of Global Marine with one of our subsidiaries. Section 382 of the U.S. Internal Revenue Code could limit the use of some of these Global Marine NOL carryforwards if the direct and indirect ownership of the stock of Global Marine changed by more than 50% in certain circumstances over a prescribed testing period. The Internal Revenue Service may take the position that the merger caused a greater-than-50-percent ownership change with respect to Global Marine. If the merger did not result in such an ownership change, changes in the ownership of our ordinary shares following the merger may have resulted in such an ownership change. In the event of such an ownership change, the Section 382 rules would limit the utilization of the Global Marine NOL carryforwards in each taxable year ending after the ownership change to an amount equal to a federal long-term tax-exempt rate published monthly by the Internal Revenue Service, multiplied by the fair market value of all of Global Marine’s stock, each determined at the time of the ownership change. For purposes of this calculation, the value of Global Marine’s stock could also be subject to adjustments, thereby further limiting our ability to utilize the Global Marine NOL carryforwards in each taxable year thereafter. The limitations under Section 382 could result in Global Marine NOL carryforwards expiring unused or in an inability to fully offset taxable income for a particular year even when we have total NOL carryforwards in excess of such taxable income.

We may be required to accrue additional tax liability on certain earnings.

We have not provided for U.S. deferred taxes on the unremitted earnings of our U.S. subsidiaries that are permanently reinvested. Should a distribution be made from the unremitted earnings of these U.S. subsidiaries, we could be required to record additional U.S. current and deferred taxes that, if material, could have an adverse effect on our financial position, results of operations and cash flows.

Governmental regulations and environmental matters could significantly affect our operations.

Our operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. As a result, the application of these laws could have a material adverse effect on our results of operations by increasing our cost of doing business, discouraging our customers from drilling for hydrocarbons or subjecting us to liability. For example, we, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the Outer Continental Shelf, are liable for damages and for the cost of removing oil spills for which we may be held responsible, subject to certain limitations. Our operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment have generally become more stringent and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.

I NFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements. Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this prospectus and other communications. Forward looking statements are often but not always identifiable by use of words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” and “will.”

Our forward-looking statements include statements about the following subjects:

•	our expectations regarding future conditions in various geographic markets in which we operate and the prospects for future work, contract terms and dayrates in those markets;

•	our expectations regarding equipment supply and demand in various geographic markets;

•	our expectations regarding the impact of the entry into service of new rigs under construction, and rigs being upgraded or reactivated;

•	the dates drilling rigs will become available following completion of current contracts;

•	our expectations regarding commencement and value of certain contracts;

•	our expectation that further new rig construction announcements are likely;

•	our estimate of the third quarter 2005 pretax loss resulting from unforeseen difficulties on a turnkey project;

•	our anticipated estimated effective tax rate for 2005;

•	our estimation of the capitalized cost, capital spares, startup expenses, customer-required modifications, mobilization costs, and capitalized interest for our two new semisubmersibles, the GSF Development Driller I and GSF Development Driller II;

•	our estimation of the expected delay in commencement of initial operations of our two new semisubmersibles due to thruster defects, estimated costs to remediate the defects, expectation regarding who will bear those costs and expectation that the delay will have an adverse impact on our results of operations;

•	our expectation that costs for the repair of the derrick and damaged equipment for our two new semisubmersibles will be borne by the equipment supplier;

•	our expectation that we will fund all remaining construction and startup costs of our two new semisubmersibles from our existing cash, cash equivalents and marketable securities balances, and future cash flow from operations;

•	our expectation that our effective tax rate will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions;

•	our expectations regarding realization of contract drilling backlogs during the remainder of 2005;

•	our estimate of undiscounted future cash flows relating to the determination of impairment of rigs and drilling equipment;

•	the expected outcomes of legal and administrative proceedings, their materiality, potential insurance coverage and their expected effects on our financial position and results of operations;

•	the assumptions as to risk-free interest rates, stock volatility, dividend yield and expected lives of awards used to estimate the fair value of stock-based compensation awards;

•	the return assumptions developed by our consultants in determining expected long-term rate of return on pension plan assets assumption;

•	expectations regarding pension plan funding obligations;

•	estimated costs for drilling management services;

•	our expectation that we will redeem all remaining Zero Coupon Convertible Debentures in the third quarter of 2005 at a redemption price equal to $594.25 plus an additional amount reflecting the 3.5% issue discount accrued from June 23, 2005 to the date of redemption and will fund the redemption price from our existing cash, cash equivalents and marketable securities balances;

•	our use of critical accounting estimates and the assumptions and estimates made by management during the preparation of our financial statements;

•	our expectations regarding the costs and date of completion for the reactivation of the GSF Arctic II;

•	our expectations regarding future costs associated with our new enterprise resource management software system;

•	our estimated capital expenditures in 2005;

•	our expectation that we will fund various commitments, primarily related to our debt and capital lease obligations, leases for office space and other property and equipment with existing cash and cash equivalents, and future cash flow from operations;

•	our ability to service indebtedness;

•	our ability to meet all of our current obligations, including working capital requirements, capital expenditures, lease obligations, construction and development commitments, and debt service from our existing cash, cash equivalents and marketable securities balances, and future cash flow from operations;

•	our expectation that, if required, any additional payments made under certain fully defeased financing leases would not be material to our financial position or results of operations in any given year;

•	our beliefs regarding the outcome, impact on our financial position, results of operations and cash flows, and availability of insurance in respect of pending litigation;

•	our belief that our exposure to interest rate fluctuations as a result of fixed-for-floating interest rate swaps is not material to our financial position, results of operations or cash flows;

•	our belief that credit risk in our commercial paper, U.S. Treasury Notes, money-market funds and Eurodollar time deposits with a variety of financial institutions with strong credit ratings is minimal;

•	our possible or assumed results of operations;

•	our funding and financing plans;

•	the future tax position or treatment of us or our shareholders;

•	the costs, adequacy and availability of insurance;

•	estimated future net cash flows from oil and gas reserves; and

•	any other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this prospectus and are based on currently available industry, financial, and economic data and our operating plans. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from our expectations. Factors that could cause or contribute to such differences include, but are not limited to:

•	higher than anticipated accruals for performance-based compensation due to better than anticipated performance, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase G&A expenses;

•	a material or extended decline in expenditures by the oil and gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory level, deliverability constraints, and futures market activity;

•	if a competitor succeeds in enjoining us from using our dual drilling activity structure and method;

•	the extent to which customers and potential customers continue to pursue ultra-deepwater drilling;

•	the extent to which we are required to idle rigs or to enter into lower dayrate contracts in response to future market conditions;

•	exploration success or lack of exploration success by our customers and potential customers;

•	our ability to enter into and the terms of future drilling contracts;

•	our ability to win bids for turnkey drilling operations;

•	rig availability and our ability to hire suitable rigs at acceptable rates;

•	the availability of and our ability to retain qualified personnel;

•	the availability of adequate insurance at a reasonable cost;

•	the occurrence of an uninsured or unidentified event;

•	the risks of failing to complete a well or wells under turnkey contracts;

•	other risks inherent in turnkey contracts;

•	our failure to retain the business of one or more significant customers;

•	the termination or renegotiation of contracts by customers;

•	the operating hazards inherent in drilling for oil and natural gas;

•	the risks of international operations and compliance with foreign laws;

•	political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations and the limitations on the ability to repatriate income or capital to the U.S.;

•	compliance with or breach of environmental laws;

•	proposed United States tax law changes or other changes in the tax laws or regulations of the U.S. or another country or changes in tax treaties;

•	limitations on our ability to use our U.S. tax net operating loss carryforwards;

•	changes in employee demographics that impact the estimated remaining service lives of the active participants in our pension plans;

•	the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

•	the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

•	the level of construction of new rigs, upgrade of existing rigs and reactivation of cold-stacked rigs;

•	the outbreak of war, other armed conflicts or terrorist attacks;

•	the effect of SARS or other public health threats on our international operations;

•	political or social disruptions that limit oil and/or gas production;

•	the actions of our competitors in the oil and gas drilling industry, which could significantly influence rig dayrates and utilization;

•	delays or cost overruns in our rig upgrade, refurbishment and construction projects, including remediation of the defect on the thrusters on our two new semisubmersibles; caused by such things as shortages of materials or skilled labor, unforeseen engineering problems, unanticipated actual or purported change orders, work stoppages, shipyard financial or operating difficulties, adverse weather conditions or natural disasters, unanticipated cost increases, and the inability to obtain requisite permits or approvals;

•	the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting, crewing and equipment problems;

•	the occurrence or nonoccurrence of anticipated changes in our revenue mix between domestic and international drilling markets due to changes in our customers’ oil and gas drilling plans, which can be the result of such things as changes in regional or worldwide economic conditions and fluctuations in the prices of oil and natural gas, which in turn could change or stabilize effective tax rates;

•	the vagaries of the legislative process due to the unpredictable nature of politics and national and world events, among other things;

•	currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

•	changes in oil and natural gas drilling technology or in our competitors’ drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

•	the adequacy of sources of liquidity;

•	the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

•	the uncertainties inherent in dealing with financial and other third-party institutions that could have internal weaknesses unknown to us;

•	changes in accepted interpretations of accounting guidelines and other accounting pronouncements;

•	the number and severity of future litigation claims, including asbestos-related claims, and the sufficiency of insurance;

•	the effects and uncertainties of legal and administrative proceedings and other contingencies;

•	the extent to which future production from oil and gas reserves or realized prices for oil and gas production, or both, is other than as assumed, due to the inherent uncertainties of reserve estimates, or otherwise; and

•	such other factors as may be discussed in “Risk Factors” beginning on page 4 of this prospectus and in our periodic reports filed with the U.S. Securities and Exchange Commission.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

In the business combination of Global Marine and Santa Fe International, Global Marine was considered the acquiring entity for accounting purposes. As a result, our results of operations for 2001 reflect Global Marine’s operations for the full year and Santa Fe International’s operations from November 20, 2001 (42 days). Information for 2000 represents the operations of Global Marine only. Information for 2002 and subsequent periods represents the operations of the combined company. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	3.69x	—	1.66x	2.04x	4.31x	4.36x	2.28x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor; and

•	“earnings” represent earnings before income taxes and cumulative effect of accounting changes plus fixed charges and amortization of capitalized interest less capitalized interest.

Fixed charges exceeded earnings by approximately $53.1 million for the six months ended June 30, 2004. We had no preference shares or preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture is dated as of February 1, 2003 and is between us and Wilmington Trust Company, as trustee. The subordinated debt indenture will be between us and a trustee that we will name in the applicable prospectus supplement. We sometimes call the senior indenture and the subordinated indenture the “indentures.” The indentures will be substantially identical, except for the restrictive covenants described below contained in the senior indenture and the provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of the subordinated indenture with the SEC as exhibits to the registration statement, and we urge you to read the indentures for provisions that may be important to you.

In this summary description of the debt securities, all references to we, us or our mean GlobalSantaFe Corporation only and not any of our subsidiaries, unless we state otherwise or the context clearly indicates otherwise.

Provisions Applicable to Each Indenture

General

The indentures do not limit the amount of debt that we may issue under the indentures, and, unless we inform you otherwise in a prospectus supplement, they will not limit the amount of other unsecured debt or securities that we or our subsidiaries may issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize before issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

We have issued $250 million aggregate principal amount of 5% notes due 2013 under the senior indenture in February 2003.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all our operating income and cash flow. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries on their assets and earnings. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of each subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the debt securities. As of June 30, 2005, our subsidiaries had an aggregate of $331.8 million of long-term indebtedness and current and long-term capital lease obligations, excluding liabilities to affiliates.

Other than the restrictions, solely for the benefit of holders of our senior debt securities, on liens and sale/leaseback transactions described below under “—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants,” neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior debt securities or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities;

•	the denominations in which we will issue the debt securities if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of us or any other entity;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets

The indentures generally permit a consolidation or merger between us and another entity. They also permit us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to another entity unless:

•	if we are not the continuing entity, the resulting entity, or the entity to which the sale, lease, conveyance, transfer is made, assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default under the indenture would have occurred and be continuing or would result from the transaction.

This covenant will not apply to any merger of another entity into us. Upon any consolidation or merger in which we are not the continuing entity or any sale, lease, conveyance, transfer or other disposition of all or substantially all our assets, the resulting entity or transferee will succeed to and be substituted for GlobalSantaFe Corporation and may exercise all of our rights and powers under the applicable indenture and debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of an asset sale, conveyance, transfer or disposition other than a lease, GlobalSantaFe Corporation will be released from all obligations under the applicable indenture and debt securities.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment when required for that series of debt securities for 30 days;

•	our failure to comply with any of our other covenants or agreements in that series of debt securities or the applicable indenture (other than an agreement or covenant that we have included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of GlobalSantaFe Corporation; or

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. If a default or event of default for any series of debt securities occurs, is continuing and is actually known to the trustee, the trustee is generally required to mail a notice of the default or event of default to the registered holders of the applicable debt securities within 90 days after it occurs. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee in good faith determines that withholding the notice is in the interest of the holders of those debt securities.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind an accelerated payment requirement and its consequences.

A holder of a debt security of any series may pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee against loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the written request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

Holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of certain specified events of default. In all other cases, the holders of a majority in principal amount of all debt securities issued under the applicable indenture that are affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to deliver to the trustee annually a written statement as to our performance of our covenants contained in the indenture and as to any default in performance.

Modification and Waiver

We and the trustee may amend or supplement either indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the applicable indenture or to make any change in the provision of the indenture prohibiting such a change without the consent of each holder;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

We and the trustee may amend or supplement either indenture or waive any provision of it without the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, guarantees of or any additional obligor on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities issued under that indenture;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect;

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of funds or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will no longer have any obligation to comply with the restrictive covenants, the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply to us (“covenant defeasance”); or

•	we will be discharged from our obligations with the foregoing covenants as well as our obligations to make payments respect to the debt securities of that series (“legal defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and maintain paying agencies and to require paying agents to hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal of and premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, in order to obtain covenant defeasance, we will also be required to deliver to the trustee an opinion of counsel or a tax ruling that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. In order to obtain legal defeasance, an opinion of counsel to the effect of the foregoing is required and must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust whether or not the holder received any such amounts from the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

In addition to defeasance of debt securities discussed above, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

(a)	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

(b)	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

Wilmington Trust Company is the trustee under the senior indenture and serves as trustee under an indenture of one of our subsidiaries. Wilmington Trust Company serves as trustee with respect to $550.8 million aggregate principal amount at maturity of debt obligations of us and our subsidiaries as of June 30, 2005. Wilmington Trust Company or its affiliates may from time to time provide banking or other services to us in the ordinary course of their businesses for which they receive customary fees. We will name the trustee under the subordinated indenture in the applicable prospectus supplement. If an event of default under either indenture occurs and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under an indenture as security registrar for the debt securities issued under that indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	if the debt security has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under an indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Wilmington, Delaware; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities

We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Provisions Applicable Solely to Senior Debt Securities

Ranking

The senior debt securities will be our senior debt and will rank equally with all of our unsecured and unsubordinated debt from time to time outstanding. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of our senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for that series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants and related glossary only, all references to we, us or our mean GlobalSantaFe Corporation and its Subsidiaries, unless the context clearly indicates otherwise.

Limitation on Liens

We have agreed that we will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property or shares of stock or indebtedness of any of our Subsidiaries that owns or leases a Principal Property only if we secure the senior debt securities equally and ratably with or before the Indebtedness secured by that lien. If we so secure the senior debt securities, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or before the Indebtedness secured by the lien and, accordingly, equally and ratably with the senior debt securities. This covenant has exceptions that permit us to issue, assume or guarantee Indebtedness secured by any of the following types of liens without securing the senior debt securities:

•	liens existing on the date on which the senior debt securities of such series are first issued;

•	liens on the property or assets of, stock or equity interests in or indebtedness of any entity existing at the time the entity becomes a Subsidiary, is merged or consolidated with us or we acquire its property;

•	intercompany liens in favor of us;

•	liens in favor of governmental bodies to secure progress or advance payments;

•	liens securing industrial revenue, pollution control or other revenue bonds;

•	liens on assets either:

•	existing at the time we acquire the assets,

•	securing all or part of the cost of acquiring, constructing, improving, developing or expanding the assets, or

•	securing Indebtedness to finance the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 24 months after the later of the acquisition, completion of the work on the assets or their commencing commercial operation;

•	statutory, repairmen’s or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

•	liens on current assets securing Indebtedness;

•	liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; and

•	any extensions, substitutions, replacements or renewals of the above-described liens.

In addition, without securing the senior debt securities as described above, we may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness deemed outstanding for Sale/Leaseback Transactions, does not exceed 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale/Leaseback Transactions in connection with which we have voluntarily retired senior debt securities issued under the senior indenture, Indebtedness of equal rank and Funded Indebtedness as described in clause (c) below under “Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if:

(a)	we could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the senior debt securities;

(b)	within the period beginning nine months before the closing of the Sale/Leaseback Transaction and ending nine months after the closing, we have expended for property used or to be used in the ordinary course of our business an amount equal to all or a portion of the net proceeds of the transaction and elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (c) below or as otherwise permitted); or

(c)	during the nine-month period after the effective date of the Sale/Leaseback Transaction, GlobalSantaFe Corporation shall have applied to either:

•	the voluntary defeasance or retirement of any senior debt securities issued under the senior indenture or of Indebtedness of equal rank or any Funded Indebtedness, or

•	the acquisition of one or more Principal Properties

an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (b) above, less an amount equal to the sum of the principal amount of debt securities issued under the senior indenture, Indebtedness of equal rank and Funded Indebtedness voluntarily defeased or retired, plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us during such period.

Glossary

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount (including the amount of the penalty) would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, tradenames, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly consolidated balance sheet.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is originally incurred.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all capitalized lease obligations;

•	all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); and

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Joint Venture” means:

•	with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us; or

•	with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us.

A Joint Venture is not treated as a Subsidiary.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to our business taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any person under which we lease any Principal Property that we have or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term, including renewals, of not more than five years;

•	intercompany leases between us and one of our Subsidiaries or between two or more of our Subsidiaries;

•	leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means a corporation in which, either directly or indirectly, we and/or one or more of our Subsidiaries own, in the aggregate, more than 50% of the outstanding voting stock of that corporation. For purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture is not treated as a Subsidiary.

Provisions Applicable Solely to Subordinated Debt Securities

Ranking

The subordinated debt securities of a series will rank junior to all of our Senior Debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

Subordination

Unless we inform you otherwise in a prospectus supplement, the subordinated debt securities will be subordinated to our Senior Debt as described below. The subordinated indenture may be modified by a supplemental indenture to reflect different subordination provisions for a particular series of subordinated debt securities. In that event, the particular terms will be set forth in the prospectus supplement for that series and will supersede any of the general provisions of the subordinated indenture to the contrary summarized below.

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. We will not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

If we distribute our assets or dissolve, wind up, totally or partially liquidate or reorganize in bankruptcy, insolvency or similar proceedings or upon assignment for the benefit of creditors:

•	the holders of all of our Senior Debt will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment; and

•	any payment or distribution of assets that the holders of subordinated debt securities or the trustee under the subordinated indenture would otherwise be entitled to receive will be paid directly to the holders of our Senior Debt of their representatives, to the extent necessary to pay in full all of our Senior Debt.

As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or became insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than holders of our Senior Debt and other creditors.

If the trustee under the subordinated indenture or the holders of subordinated debt securities receive any payment or distribution of assets that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our Senior Debt and will be obligated to pay or deliver those amounts to the holders of our Senior Debt or their representatives.

Unless we inform you otherwise in a prospectus supplement, “Senior Debt” means all of our Indebtedness, as defined above under “—Provisions Applicable Solely to Senior Debt Securities—Glossary,” and any renewal or extension of Senior Debt or Indebtedness issued in exchange therefore whether existing at the date of the subordinated indenture or subsequently incurred, unless the Indebtedness states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture. Senior Debt will not include Indebtedness to any of our subsidiaries, officers, directors or employees, indebtedness to trade creditors or any liability for taxes. The subordinated indenture will not limit the amount of Senior Debt that we may incur.

Book-Entry System

We may issue series of any debt securities as global notes and deposit them with a depositary with respect to that series. Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities in the form of one or more global notes, which will be subject to the provisions described in this prospectus under this section and under “—Clearance and Settlement Procedures.” The global notes will be in fully registered form initially registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). The global notes of each series will be deposited with or on behalf of DTC or with the trustee as custodian for DTC and may not be transferred except as a whole to a nominee of DTC or to a successor of such nominee or a nominee of such successor. Except under the limited circumstances described below, global notes will not be exchangeable for certificated securities.

Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note directly if they are a participant in DTC or indirectly through organizations that are participants in DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

We expect that under the procedures established by DTC:

•	upon deposit of a global note with DTC or its custodian, DTC will immediately credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of that global note; and

•	ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indentures and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities and will not be considered the owners or holders thereof under the indentures or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indentures or the global note.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

Neither we, the trustee nor the underwriters for any offering of debt securities will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

All payments on the global notes will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of us or the trustee. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Certificated, or definitive, notes will be issued to all beneficial owners in exchange for their beneficial interests in a global note for a particular series of debt securities only if:

•	DTC is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default has occurred with respect to such series and is continuing and the registrar has received a request from the depositary to issue definitive notes in lieu of all or a portion of the global note (in which case we will deliver definitive notes within 30 days of the request); or

•	we determine not to have the series represented by a global note.

If one of these events occurs, the registrar for the series will register the definitive securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from

DTC participants with respect to ownership of beneficial interests in the global note. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement).

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered debt securities outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which will be specified in the applicable prospectus supplement. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear set forth above and below under “—Clearance and Settlement Procedures,” solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Clearance and Settlement Procedures

Unless we inform you otherwise in the prospectus supplement, initial settlement for a particular series of debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

If the applicable prospectus supplement specifies that interests in the global notes may be held through Clearstream or Euroclear, secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DESCRIPTION OF ORDINARY SHARES

The following discussion is a summary description of our ordinary shares. This summary is not complete. We have filed our amended and restated memorandum of association (the “memorandum of association”) and our amended and restated articles of association (the “articles of association”) with the SEC, which are incorporated by reference as exhibits to this registration statement. We urge you to read those documents carefully.

Authorized Share Capital

Our authorized share capital consists of $6,000,000, divided into 600,000,000 ordinary shares, par value $0.01 per share. To the extent permitted by law and our articles of association, we have the power to issue any part of its authorized capital with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions. See “—Variation of Rights of Shares and Issuance of Other Classes or Series of Shares” for information regarding limitations set forth in the articles of association on the issuance of other classes or series of shares.

Voting

The holders of our ordinary shares have full voting power for the election of directors and for all other matters. The holders of ordinary shares are entitled to one vote per share. Cumulative voting for the election of directors is prohibited by our articles of association. The articles of association provide that all resolutions put to a vote at any general meeting be decided on a poll (based on the number of shares held rather than a show of hands of those present in person or attending by proxy) taken in such manner as the chairman directs.

There are no limitations imposed by Cayman Islands law or our articles of association on the right of nonresident shareholders to hold or vote their ordinary shares.

Except as otherwise provided by Cayman Islands law or the articles of association of the company, matters brought before shareholders require the approval of the shareholders by ordinary resolution. An ordinary resolution is a resolution passed by a simple majority of the votes cast by shareholders being entitled to vote and present in person or by proxy at a general meeting. Under Cayman Islands law, some matters, such as altering the memorandum of association or articles of association, changing the name of a company or, subject to the articles of association of a company, the voluntarily winding up of a company, require the approval of the shareholders by a special resolution. Also, under our articles of association, some matters, like resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of the shareholders by a special resolution. For purposes of our articles of association, a resolution is a special resolution when it has been passed by holders of not less than two-thirds of the ordinary shares, being entitled to do so, voting in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Variation of Rights of Shares and Issuance of Other Classes or Series of Shares

If at any time our share capital is divided into different classes or series, the rights attached to any separate class or series of shares, unless otherwise provided by the terms of issue of the shares of that class or series, may, whether or not we are being wound-up, be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a general meeting with the holders of the shares of that class or series voting separately as a class. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank pari passu with those shares. Class or series meetings and class or series voting may only be called at the direction of the board of directors or upon the written request of shareholders holding an aggregate of at least 25% of the outstanding shares of such class or series of our shares (unless otherwise expressly provided by the terms of issue of the shares of such class or series).

Subject to the limitations described in the foregoing paragraph and any limitations prescribed by law, our board of directors is authorized to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation, any other redemption, repurchase, retirement, sinking fund, conversion or exchange rights, any restrictions, limitations and conditions upon the issuance of indebtedness and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Quorum for General Meetings

The presence at a shareholder meeting of one or more shareholders present in person or by proxy holding at least a majority of the issued and outstanding ordinary shares entitled to vote at such meeting will constitute a quorum and permits the conduct of shareholder business. If a meeting is adjourned for lack of a quorum, it will stand adjourned until the directors determine the day, time and place of the reconvened meeting. Shareholders holding at least 35% of our outstanding voting shares may call extraordinary general meetings of shareholders. For so long as Kuwait Petroleum Corporation (“KPC”) or its affiliates own at least 4% of the outstanding voting shares or 4% of the outstanding voting power, the quorum for any meeting at which a special resolution relating to the rights of KPC or its affiliates set forth in the articles of association is to be considered and voted upon must include SFIC Holdings (Cayman), Inc., a Cayman Islands company and a wholly owned subsidiary of KPC (“SFIC Holdings”). As of August 1, 2005, KPC owns, through SFIC Holdings, 20,000,000 shares, or approximately 8.3% of our total ordinary shares outstanding.

Dividend Rights

Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our profits, retained earnings or share premium account, which is equivalent to additional paid in capital. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets. Dividends will be made or paid (as the case may be) on an equal per share basis (in all material respects) to all holders of ordinary shares as of the record date fixed for such dividend.

Rights Upon Liquidation or Winding Up

Upon our liquidation or winding up, whether voluntarily or involuntarily, after the full amounts to which holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation, distribution or winding up are entitled to receive have been paid or set aside for payment, the holders of our then outstanding ordinary shares are entitled to receive, pro rata, any of our remaining assets available for distribution to the holders of our ordinary shares or the consideration received by the liquidator upon a realization of such assets. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to us. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Preemptive Rights

Holders of our ordinary shares will have no preemptive or preferential right to purchase any of our securities that may be issued in the future, whether or not the issuance of such securities would adversely affect the dividend, voting or any other rights of such holders.

Redemption and Conversion

Our ordinary shares are not convertible into shares of any other class or series or subject to redemption by us or the holder of the shares.

Repurchase

Under our articles of association, we may purchase any issued ordinary shares by entering into an agreement with any one or more of our shareholders, tender offer to all of our shareholders, or purchase on any exchange or market on which the ordinary shares are traded. In each case, unless approved by ordinary resolution, the purchase price may not be greater than the existing market price determined by the board of directors by reference to the closing prices on the principal exchange or market for the ordinary shares for a period of not less than one and not more than ten consecutive trading days ending not more than three trading days before such determination.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•	by a procedure under the Companies Law of the Cayman Islands known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders (that is, on a per capita basis, rather than a majority in interest) present, in person or by proxy, at the meeting held to consider the arrangement, excluding the acquiring party, if such party is a shareholder and (2) holding at least 75% in value of all the outstanding ordinary shares held by shareholders present, in person or by proxy, at such meeting, other than those held by the acquiring party, if any, and the sanction of the Grand Court of the Cayman Islands. If a scheme of arrangement becomes effective, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement; or

•	by acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, a nontendering shareholder will be compelled to sell its shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the Grand Court of the Cayman Islands to order otherwise.

Limitation on Changes in Control

Our articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

Our articles of association provide that our board of directors is divided into three classes of equal size serving staggered three-year terms. Directors can be removed from office only for cause by the affirmative vote of the holders of a majority of the outstanding shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the majority vote of the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

Our articles of association provide that the board of directors will consist of at least six and not more than fifteen persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

Our articles of association establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. Our articles of association provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting. The notice must contain specified information concerning the shareholder submitting the proposal.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of our ordinary shares must be taken at a duly called annual or extraordinary general meeting of shareholders and may not be taken by written consent of all holders of ordinary shares. Extraordinary general meetings may be called by a majority of the entire board of directors or upon the written request of shareholders holding at least 35% of the issued ordinary shares entitled to vote.

The board of directors is authorized, subject to the provisions of our articles of association regarding variations of rights of shares and to any limitations prescribed by law, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this document. See “- Authorized Share Capital” and “- Variation of Rights of Shares and Issuance of Other Classes or Series of Shares” for information regarding limitations on the issuance of preference shares.

In addition to any approval by our shareholders and directors under Cayman Islands law, the approval by ordinary resolution at an extraordinary general meeting called for such purpose is required in order for the board of directors to approve any of the following matters:

•	to merge, consolidate or amalgamate with another company;

•	to reorganize or reconstruct GlobalSantaFe Corporation pursuant to a plan sanctioned by the Cayman Islands courts; or

•	to sell, lease or exchange all or substantially all of our assets.

Rights of Kuwait Petroleum Corporation and Its Affiliates

SFIC Holdings, a wholly owned subsidiary of KPC, currently owns 20,000,000 of our ordinary shares, or approximately 8.3% of the total shares outstanding. This reflects a reduction in SFIC Holdings’ ownership interest from approximately 18.16% as a result of transactions consummated on April 20, 2005, in which we issued 23,500,000 ordinary shares in an underwritten public offering and concurrently repurchased an equal number of shares from SFIC Holdings at a price per share equal to the net proceeds per share that we received from the offering.

Our articles of association provide that, as long as KPC and its affiliates hold at least 4% of our outstanding shares or voting shares, KPC, acting through SFIC Holdings, is entitled to designate a specified number of representatives to be members of our Board of Directors, who must be reasonably acceptable to us. Currently, SFIC Holdings has the right to designate two designees and Mrs. Maha A. R. Razzuqi and Mr. Nader Sultan serve as its representatives on our Board of Directors. In general, under our articles of association, we are required to cause any slate of directors presented to shareholders to consist of such nominees that, if elected, would result in a Board that includes designees of SFIC Holdings such that, after giving effect to their election, the number of SFIC Holdings designees as compared to the size of the Board as a whole, would be proportionate to KPC’s ownership interest in us. These rights to proportionate Board representation are subject to certain minimum Board representation requirements which provide as follows. Notwithstanding the proportionate representation provisions, as long as KPC and its affiliates own at least 7.5%, SFIC Holdings has the right to designate for election two directors. If SFIC Holdings’ interest is reduced to less than 7.5% and equal to or greater than 4%, the number of directors that SFIC Holdings may designate for election is reduced to one. If SFIC Holdings’ interest is reduced to less than 4%, it will not have the right to designate any directors for election to our Board. In addition, the articles of association require the resignation of all but one of SFIC Holdings’ designees if, at the time of a meeting of shareholders to elect directors, KPC’s ownership interest is below 7.5%, but equal to or greater than 4%. If that should occur, then the one remaining director designee would be entitled to serve on the board for the remainder of his or her elected term and would not be required to resign prior thereto even if KPC’s ownership has declined below 4% at the time of a meeting of shareholders to elect directors.

Our articles of association also provide that, for as long as SFIC Holdings has the right to designate more than one director, to the extent possible, each such director shall be elected or designated to different classes. In addition, as long as SFIC Holdings has the right to designate a representative to our Board of Directors, (1) if a designee of SFIC Holdings ceases to serve as a director on the Board of Directors for any reason, we are required to cause the vacancy to be filled by another SFIC Holdings designee, and (2) SFIC Holdings has the right to appoint one of its designees to serve as a member of each committee of our Board of Directors, subject to any applicable law or regulation of the New York Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Investor Services, LLC.

Stock Exchange Listing

Our ordinary shares are listed on the New York Stock Exchange under the symbol “GSF.”

DESCRIPTION OF PREFERENCE SHARES

If we offer any class or series of shares other than the ordinary shares, the GlobalSantaFe board of directors will establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law. The par value for preference shares will be $.01 per share. See “Description of Ordinary Shares—Authorized Share Capital and “—Variation of Rights of Shares and Issuance of Other Classes or Series of Shares.”

We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and we urge you to read it for provisions that may be important to you.

The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

•	the title of the preference shares;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	procedures for any auctioning or remarketing of the preference shares;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares;

•	any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares;

•	any voting rights; or

•	any other preferences and relative, participating, optional or other special rights and limitations.

DESCRIPTION OF DEPOSITARY SHARES

General

If we issue preference shares, we may elect to have those shares represented by depositary shares. The shares of any series of the preference shares underlying the depositary shares will be deposited under a separate deposit agreement between GlobalSantaFe and a bank or trust company we will name in the prospectus supplement.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preference shares represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preference shares, which we will describe in the prospectus supplement.

We have summarized below selected provisions of the deposit agreement, the related depositary shares and depositary receipts evidencing those shares. This summary is not complete. We will file the form of deposit agreement and the form of depositary receipts with the SEC before GlobalSantaFe issues any depositary shares, and we urge you to read those documents for provisions that may be important to you.

A holder of depositary shares will be entitled to receive the whole number of preference shares underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preference shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders. If the depositary determines that it is not feasible to make such a distribution, it may, with GlobalSantaFe’s approval, adopt any method that it deems equitable and practicable to effect the distribution, including a sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount GlobalSantaFe or the depositary is required to withhold on account of taxes.

Conversion and Exchange

If any preference shares underlying the depositary shares are subject to provisions relating to their conversion or exchange as described in the prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares in accordance with those provisions.

Redemption of Depositary Shares

Whenever GlobalSantaFe redeems a preference share held by the depositary, the depositary will redeem on the same redemption date a proportionate number of depositary shares representing the preference shares redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of preference shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as GlobalSantaFe may determine.

Voting

Upon receipt of notice of any meeting at which the holders of the preference shares underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preference shares, may then instruct the depositary as to the exercise of the voting rights pertaining to the number of preference shares underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of preference shares underlying the depositary shares in accordance with the instructions, and GlobalSantaFe will agree to take all reasonable action that the depositary deems necessary to enable the depositary to do so. The depositary will abstain from voting the preference shares to the extent that it does not receive specific written instructions from holders of depositary shares representing the preference shares.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preference shares; or

•	the depositary receives notice of any meeting at which holders of preference shares are entitled to vote or of which holders of preference shares are entitled to notice, or of the mandatory conversion of or any election by GlobalSantaFe to call for the redemption of any preference shares the depositary will in each instance fix a record date, which will be the same as the record date for the preference shares, for the determination of the holders of depositary receipts:

•	who will be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Amendment and Termination of the Deposit Agreement

GlobalSantaFe and the depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that adversely alters the rights of holders of depositary shares in any material respect will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by GlobalSantaFe or by the depositary only if all outstanding depositary shares have been redeemed or if a final distribution on the underlying preference shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of GlobalSantaFe.

Charges of Depositary

GlobalSantaFe will pay all charges of the depositary, including:

•	charges in connection with the initial deposit of the preference shares;

•	the initial issuance of the depositary receipts;

•	the distribution of information to the holders of depositary receipts with respect to matters on which preference shares are entitled to vote; and

•	withdrawals of the preference shares by the holders of depositary receipts or upon redemption or conversion of the preference shares.

Holders of depositary shares will pay taxes (including any transfer taxes) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of those holders.

Resignation and Removal of Depositary

The depositary may at any time resign or be removed by GlobalSantaFe. Any resignation or removal will become effective upon the acceptance by the depositary’s successor of its appointment. If GlobalSantaFe has not appointed a successor depositary and the successor depositary has not accepted its appointment within 60 days after the depositary delivered a resignation notice to GlobalSantaFe, the depositary may terminate the deposit agreement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of ordinary shares, preference shares, debt securities or other securities of us or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and we urge you to read the warrant certificate and warrant agreement for provisions that may be important to you.

The prospectus supplement relating to any warrants GlobalSantaFe is offering will include specific terms relating to the offering. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, ordinary shares, preference shares, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that GlobalSantaFe may offer and sell by this prospectus. The applicable prospectus supplement will describe the terms of any securities purchase contracts or securities purchase units and, if applicable, prepaid securities purchase contracts. That description will not be complete. For more information, you are urged to review the securities purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those securities purchase contracts or securities purchase units and any prepaid securities purchase contracts and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before GlobalSantaFe issues any securities purchase contracts or securities purchase units and, if applicable, prepaid securities purchase contracts. Material United States federal income tax considerations applicable to the securities purchase contracts and the securities purchase units will also be discussed in the prospectus supplement.

Stock Purchase Contracts and Stock Purchase Units

GlobalSantaFe may issue stock purchase contracts, including contracts obligating holders to purchase from GlobalSantaFe, and GlobalSantaFe to sell to the holders, or for GlobalSantaFe to issue in exchange for other securities, a specified number of ordinary shares or preference shares of GlobalSantaFe (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per ordinary share or preference share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

GlobalSantaFe may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contract, any combination of:

•	senior debt securities or subordinated debt securities of GlobalSantaFe; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require GlobalSantaFe to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances GlobalSantaFe may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

GlobalSantaFe may issue debt purchase contracts, including contracts obligating holders to purchase from GlobalSantaFe, and GlobalSantaFe to sell to the holders, or for GlobalSantaFe to issue in exchange for other securities, a specified principal amount of debt securities at a future date or dates or upon the occurrence of specified events. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contract and, as security for the holder’s obligation to purchase the securities under the debt purchase contract, any combination of:

•	senior debt securities or subordinated debt securities of GlobalSantaFe; or

•	debt obligations of third parties, including U.S. Treasury securities.

The debt purchase contracts may require GlobalSantaFe to make periodic payments to the holders of the debt purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the offered securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the offered securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We are not making, and no other person is authorized to make, any invitation to the public in the Cayman Islands to subscribe to securities.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

The validity of the offered securities and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K of GlobalSantaFe Corporation for the year ended December 31, 2004, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our proved oil and natural gas reserves in the United States was prepared by Netherland, Sewell and Associates, Inc., and has been incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report. In addition, certain information with respect to our proved oil and natural gas reserves in the United Kingdom was prepared by the firm of DeGolyer and MacNaughton, and has been incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited consolidated financial information of GlobalSantaFe Corporation for the three-month periods ended March 31, 2005 and 2004 and the three-month and six-month periods ended June 30, 2005 and 2004, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2005 and August 2, 2005 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

20,000,000 Shares

GlobalSantaFe Corporation

Ordinary Shares

PROSPECTUS SUPPLEMENT

December 14, 2005

LEHMAN BROTHERS